Filed Pursuant to Rule 433

Registration Statement No. 333-180488

(To Prospectus dated March 30, 2012, Prospectus

Supplement dated March 30, 2012 and Product

Supplement EQUITY INDICES ARN-1

dated October 25, 2012)

Subject to Completion

Preliminary Term Sheet dated April 16, 2014

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.37 and $9.73 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)	For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)	For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

April     , 2014

Units
$10 principal amount per unit
CUSIP No.
Pricing Date* April , 2014 Settlement Date* May , 2014 Maturity Date* April , 2016 *Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)
Notes Linked to the MSCI India Index
¡ Maturity of approximately two years
¡ 1.75-to-1 upside exposure to increases in the Index, subject to a capped return of [28% to 32%]
¡ 1-to-1 downside exposure to decreases in the Index, with 100% of your investment at risk
¡ All payments occur at maturity and are subject to the credit risk of Bank of America Corporation
¡ No periodic interest payments
¡ Limited secondary market liquidity, with no exchange listing

Notes Linked to the MSCI India Index, due April , 2016

Summary

The Notes Linked to the MSCI India Index, due April    , 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI India Index (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10.00 principal amount per unit and will depend on our credit risk and the performance of the Index. See “Terms of the Notes” below.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	MSCI India Index (Bloomberg symbol: “MSEUSIA”), a price return index.
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-16 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	175%
Capped Value:	[$12.80 to $13.20] per unit of the notes, which represents a return of [28% to 32%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Notes Linked to the MSCI India Index	TS-2

Notes Linked to the MSCI India Index, due April , 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES ARN-1 dated October 25, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512435725/d430422d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Notes Linked to the MSCI India Index	TS-3

Notes Linked to the MSCI India Index, due April , 2016

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 175% and a Capped Value of $13.00 (the midpoint of the Capped Value range of [$12.80 to $13.20]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 175%, a Capped Value of $13.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0.00		-100.00%	$0.000		-100.00%
50.00		-50.00%	$5.000		-50.00%
80.00		-20.00%	$8.000		-20.00%
90.00		-10.00%	$9.000		-10.00%
94.00		-6.00%	$9.400		-6.00%
97.00		-3.00%	$9.700		-3.00%
100.00	(1)	0.00%	$10.000		0.00%
102.00		2.00%	$10.350		3.50%
105.00		5.00%	$10.875		8.75%
110.00		10.00%	$11.750		17.50%
120.00		20.00%	$13.000	(2)	30.00%
130.00		30.00%	$13.000		30.00%
140.00		40.00%	$13.000		30.00%
150.00		50.00%	$13.000		30.00%
160.00		60.00%	$13.000		30.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Notes Linked to the MSCI India Index	TS-4

Notes Linked to the MSCI India Index, due April , 2016

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80.00, or 80.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	80.00

$10 ×	(80)	= $8.000	Redemption Amount per unit
100

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	110.00

$10 +	[	$10 × 175% ×	(110 – 100)	]	= $11.750	Redemption Amount per unit
100

Example 3

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 175% ×	(130 – 100)	]	= $15.250, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.000 per unit
100

Notes Linked to the MSCI India Index	TS-5

Notes Linked to the MSCI India Index, due April , 2016

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we or our affiliates may from time to time own securities of companies included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-23 of product supplement EQUITY INDICES ARN-1.

Notes Linked to the MSCI India Index	TS-6

Notes Linked to the MSCI India Index, due April , 2016

Additional Risk Factors

A limited number of Index Components may affect its level.

As of April 8, 2014, the top three Index Components constituted 26.68% of the total weight of the Index and the top six Index Components constituted 43.97% of the total weight of the Index. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the level of the Index and the value of the notes.

An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets.

The issuers included in the Index are based in India, which is an emerging market that may undergo rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in emerging markets may be subject to change without review or appeal, and those countries may suffer from underdevelopment of their capital markets and tax systems. In addition, issuers of the relevant securities in emerging markets may face the threat of expropriation of their assets, and/or nationalization of their businesses. It may be more difficult for an investor in this kind of market to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets. In addition, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies. Economic and financial data about India may be unreliable.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.

A “Market Measure Business Day” means a day on which:

(A)	the National Stock Exchange, the Mumbai Stock Exchange and the Singapore International Monetary Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Notes Linked to the MSCI India Index	TS-7

Notes Linked to the MSCI India Index, due April , 2016

The Index

We have obtained all information regarding the Index contained in this term sheet, including its make-up, method of calculation, and changes in its components, from information prepared by MSCI Inc. (“MSCI”). That information reflects the policies of, and is subject to change by MSCI. MSCI, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. The Index is reported by Bloomberg L.P. under the ticker symbol “MSEUSIA” and is published at the end of each trading day. The notes are not linked to the MSCI India Index (Bloomberg symbol: “MXIN”), which is composed of the same companies as the Index but denominated in Indian rupees and calculated on a real-time basis.

The MSCI India Index

The Index is a free-float adjusted market capitalization index that is designed to track the equity market performance of Indian securities listed on the National Stock Exchange of India and the Bombay Stock Exchange. The Index has a base date of December 31, 1992 and an initial value of 100, and is calculated daily in U.S. dollars. The closing prices of each of the securities included in the Index are calculated in Indian rupees using the official exchange closing prices or prices in the relevant market or markets. MSCI converts these closing prices into U.S. dollars using the exchange rates published by WM/Reuters at 4:00 P.M. London Time. As of March 31, 2014, the five largest sector weights were: Financials (23.44%), Information Technology (21.62%), Energy (12.46%), Consumer Staples (11.60%) and Materials (7.07%). As of that date, the Index had 69 components.

The Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index. The Index is classified as “EM,” as defined below.

General – MSCI Indices

MSCI, the index sponsor, provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;

▪	determining the market investable equity universe for each market;

▪	determining market capitalization size segments for each market;

▪	applying index continuity rules for the MSCI Standard Index;

▪	creating style segments within each size segment within each market; and

▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪	Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

Notes Linked to the MSCI India Index	TS-8

Notes Linked to the MSCI India Index, due April , 2016

The investability screens used to determine the investable equity universe in each market are as follows:

▪	Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

▪	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

▪	DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

▪	Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

▪	Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below).

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small);

▪	Standard Index (Large + Mid);

▪	Large Cap Index;

▪	Mid Cap Index; or

▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;

▪	determining the global minimum size range for each size segment;

▪	determining the market size-segment cutoffs and associated segment number of companies;

▪	assigning companies to the size segments; and

▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Notes Linked to the MSCI India Index	TS-9

Notes Linked to the MSCI India Index, due April , 2016

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;

▪	taking buffer rules into consideration for migration of securities across size and style segments; and

▪	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index, or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, or the manner in which the Index is applied in determining the amount payable on the notes at maturity.

Notes Linked to the MSCI India Index	TS-10

Notes Linked to the MSCI India Index, due April , 2016

The following graph shows the monthly historical performance of the Index in the period from January 2008 through March 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 8, 2014, the closing level of the Index was 437.47.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

Our right to use the Index in connection with the notes is subject to a license agreement between us and MSCI. In connection with that license, please note the following:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS

Notes Linked to the MSCI India Index	TS-11

Notes Linked to the MSCI India Index, due April , 2016

TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Notes Linked to the MSCI India Index	TS-12

Notes Linked to the MSCI India Index, due April , 2016

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to not more than $0.06 per unit). This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors — General Risks Relating to ARNs” beginning on page PS-6 and “Use of Proceeds” on page PS-14 of product supplement EQUITY INDICES ARN-1.

Notes Linked to the MSCI India Index	TS-13

Notes Linked to the MSCI India Index, due April , 2016

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

•	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•	Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-23 of product supplement EQUITY INDICES ARN-1.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are our registered service marks.

Notes Linked to the MSCI India Index	TS-14